Exhibit 10.3
RealNetworks, Inc. CEO Compensation Program –MBO Plan Document (Chief Executive Officer)
Objective of the Plan
The objective of the RealNetworks’ FY 2008 Chief Executive Officer MBO Incentive Plan is to reward the Chief Executive Officer for his contribution to the Company’s success. RealNetworks has adopted this plan to reward high performance consistent with our core business objectives.
Effective Date
The effective date of this Plan is January 1, 2008 – December 31, 2008.
Target Goals
Target goals for the plan will be based upon revenue and EBITDA plan goals for the fiscal year.
The target MBO amount will be allocated as follows across these goals:

	Corporate
Exec Level	Revenue	EBITDA
Chief Executive Officer	50.0%	50.0%
MBO Payout Mechanics
Revenue:
•	Revenue – in order to maintain consistent revenue growth year over year, performance under 90% of the revenue target goal will not be rewarded.
Revenue Target Example

Attainment	Incentive Payout	Actual Attainment	Actual Payout
< 90%	No Payout	75%	No Payout
90% - 100%	40% - 100%	98%	88%
>100% - 110%	Up to 400%	110%	400%
EBITDA:
•	EBITDA attainment will be paid out linearly to a maximum of 400% with a threshold for payout set at 50% attainment.
EBITDA Target Example

Attainment	Incentive Payout	Actual Attainment	Actual Payout
< 50%	No Payout	49.5%	No Payout
50% - 100%	25% - 100%	98%	97%
>100% - 150%	Up to 400%	150%	400%
Terms and Conditions
•	MBO calculations will be completed and payments will be made on or before March 15, 2009, except in the event that any portion of the cash bonus award exceeds 100% of the target payout. Any portion of the cash bonus award that exceeds 100% of the target payout will be paid in three equal installments as follows: (a) the first installment will be paid concurrently with the payment of the 100% target payout on or before March 15, 2009; (b) the second installment will be paid on December 31, 2009; and (c) the third installment will be paid on December 31, 2010.

•	You must be employed by RealNetworks on the date payments are made in order to be eligible to receive payment under the plan, except in the case of death, permanent disability or termination of employment by RealNetworks other than for cause. In the event the Company terminates you other than for cause, you will be eligible to receive any earned but unpaid amounts under the plan.

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•	Notwithstanding any other provision of the plan, the Compensation Committee, in its sole discretion, may increase, reduce or eliminate the participant’s award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.

•	The Compensation Committee has all power and discretion to interpret and administer the Plan, including (but not limited to) the size of any payouts.

•	The Compensation Committee reserves the right to adjust targets/measurements based on acquisition or disposition of businesses/assets.

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